Exhibit 10.14

AMENDED AND RESTATED

LICENSE AGREEMENT

MICHIGAN FILE 469\671\1621\1936\2175\2305

This is an Agreement between Nephrion, Inc., a corporation incorporated in the State of Delaware, with offices located at 206 S. Fifth, Suite 550, Ann Arbor, Michigan 48104 (as assignee of RenaMed Biologics, Inc. formerly known as Nephros Therapeutics, Inc.) (“NEPHRION”), and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan (“MICHIGAN”). This Agreement is effective as of the date executed by both NEPHRION and MICHIGAN (the “Effective Date”). NEPHRION and MICHIGAN agree as follows:

MICHIGAN originally entered into a License Agreement with Nephros Therapeutics, Inc. on November 22, 1996 (the “Original Agreement”). Nephros Therapeutics, Inc. later changed its name to RenaMed Biologics, Inc. and the parties amended this License Agreement by entering into the following amending instruments (the “Amendments”): Amendment dated November 23, 1998; Second Amendment dated December 6, 1999; Amendment dated April 29, 2002; and Third Amendment dated April 13, 2004. On June 12, 2007, RenaMed Biologics, Inc. informed MICHIGAN of RenaMed’s intent to assign its rights hereunder to NEPHRION, and the assignment was completed on August 22, 2007. The parties now wish to consolidate all of the modifications effected through the Amendments into one restated instrument, and to further amend this Agreement as necessary to reflect the current understanding, and they accordingly hereby enter into this Amended and Restated License Agreement which shall supersede and entirely replace the Original Agreement and the Amendments.

1. Background.

1.1 MICHIGAN has developed rights, including potential patent rights, in the “TECHNOLOGY” that is defined below.

1.2 Dr. H. David Humes is a shareholder of NEPHRION and is a current employee of MICHIGAN, and has contributed to the creation of the TECHNOLOGY. He has elected and has agreed to receive rewards for commercialization of the TECHNOLOGY directly through the operation of and/or their ownership interests in NEPHRION rather than through the royalty distribution policy of MICHIGAN.

1.3 NEPHRION desires to obtain, and MICHIGAN, consistent with its mission of education and research, desires to grant a license of the TECHNOLOGY on the terms and conditions listed below.

2. Definitions.

2.1 “Field of Use” shall refer to the field for which Products may be designed, manufactured, used and/or marketed under this Agreement, and shall mean Products that apply the principles of engineering and life sciences toward development of biological substitutes that restore, maintain, or improve cell or tissue function, or can be used in the diagnosis of abnormal, diminished or absent tissue function.

2.2 “First Commercial Sale” shall mean the first sale of any Product by NEPHRION or a Sublicensee.

2.3 “License Agreement” means this Amended and Restated License Agreement between NEPHRION and MICHIGAN.

2.4 “Licensed Patent(s)” shall mean MICHIGAN’s property interest (solely MICHIGAN’s interest, to the extent held or acquired) in all patents and patent applications, as well as all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom which cover an invention included in the TECHNOLOGY.

2.5 “Net Sales” shall mean the sum, over the term of this Agreement, of all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by NEPHRION and all of its Sublicensees from persons or entities due to or by reason of the sale, distribution or use of Products, less the following deductions and offsets, but only to the extent such sums are otherwise included in the computation of Net Sales, or are paid by NEPHRION and not otherwise reimbursed: refunds, rebates, replacements or credits actually allowed and taken by purchasers for return of Products; customary trade, quantity and cash discounts actually allowed and taken; excise, value-added, and sales taxes actually paid by NEPHRION for Products; and shipping and handling charges actually paid by NEPHRION for Products.

2.6 “Parties,” in singular or plural usage as required by the context, shall mean NEPHRION and/or MICHIGAN.

2.7 “Product(s)” shall mean: (i) any goods or services whose manufacture, use or sale in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims; as well as (ii) any good or services incorporating, or the manufacture, use or sale of which utilizes TECHNOLOGY. “Services,” as used in this paragraph, is not intended to include services related to Product goods, such as repair or maintenance services, where only the goods, and not the services themselves, would qualify as “Products” in (i) or (ii).

2.8 “Royalty Quarter(s)” shall mean the three-month periods ending on the last day of March, June, September and December of each year.

2.9 “Sublicensee(s)” shall mean any person or entity sublicensed by NEPHRION under this Agreement to make, have made, use, market or sell, in the Territory, Products designed and marketed for use in the Field of Use.

2.10 “Technology” means MICHIGAN’s legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(1) the United States and foreign patents and/or patent applications listed in Appendix A;

(2) United States and foreign patents issued from the applications listed in Appendix A and from divisionals and continuations (except continuations-in-part) of these applications;

(3) claims in all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (1) or (2) above;

(4) claims in all patent applications and of the resulting patents, which are directed to subject matter specifically described as of the Effective Date in the MICHIGAN Office of Technology Transfer files listed in Appendix A; and

(5) any reissued or reexamined patents based upon the United States patents described in (1), (2) or (4) above.

All other provisions of the License Agreement, as amended by the Parties, shall remain unchanged and in full effect for the Term of the License Agreement.

2.11 “Territory” means the world.

2.12 “Valid Claim” means any claim(s) in an unexpired patent or pending in a patent application included within the Licensed Patents which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, reexamination, or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals he of equal rank, then the decision of decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

3. Grant of License.

3.1 MICHIGAN hereby grants to NEPHRION the exclusive license under MICHIGAN’s rights in the Licensed Patents to make, have made, use, market and sell, in the Territory, Products designed and marketed solely for use in the Field of Use; with the right to grant sublicenses to Sublicensees subject to the terms and provisions of Article 8 below.

3.2 MICHIGAN hereby grants to NEPHRION the right to practice the TECHNOLOGY to make, have made, use, market and/or sell, in the Territory, Products designed and marketed solely for use in the Field of Use. During the term of this Agreement MICHIGAN covenants not to enter into any agreement allowing any other party to commercially practice the TECHNOLOGY to make, have made, use, market and/or sell, in the Territory, Products designed and/or marketed for use in the Field of Use.

3.3 MICHIGAN reserves the right to license and practice the TECHNOLOGY and the Licensed Patents for any purpose outside of the Field of Use or the Territory, and the right to practice the TECHNOLOGY and the Licensed Patents solely for research and education purposes within the Field of Use and the Territory.

3.4 MICHIGAN further reserves the right to grant to the U.S. Government a nonexclusive, irrevocable, royalty-free license or licenses, with the right to sublicense, to all patent applications and resulting patents included in the TECHNOLOGY and the Licensed Patents, to the extent that such grant of license(s) is or may be required by research funding agreements between the University and the U.S. Government relating to the TECHNOLOGY or the Licensed Patents.

3.5 This Agreement does not constitute a license of any property rights, patent rights or other interests of any third party (including the U.S. Government) which may relate to the TECHNOLOGY or the Licensed Patents.

4. Consideration.

4.1 NEPHRION shall pay MICHIGAN, with respect to each Royalty Quarter, a royalty equal to 1% of Net Sales of NEPHRION and Sublicensee(s) for all Products defined solely under Subparagraph 2.7 above.

4.2 The obligation to pay MICHIGAN a royalty under this Article 4 is imposed only once with respect to the same unit of Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, for purposes of determination of payments due hereunder, whenever the term “Product” may apply to a property during various stages of manufacture, use or sale, Net Sales, as otherwise defined, shall be derived from the sale, distribution or use of such Product by NEPHRION or Sublicensee(s) at the stage of its highest invoiced value to unrelated third parties.

4.3 NEPHRION shall pay to MICHIGAN minimum annual royalties (“Annual Fee”). This Annual Fee is accrued on June 10 of the years specified below, and is payable with the semi-annual report for the Royalty Quarter in which the Annual Fee accrues. NEPHRION may credit each Annual Fee in full against all royalties under subparagraphs (b) and (c) above otherwise due MICHIGAN for the prior July 1 through the June 30 on which the Annual Fee accrues. The Annual Fees are:

(1)	In 2010: $10,000;

(2)	In 2011: $15.000;

(3)

In 2012 and in each year thereafter during the tetra of this Agreement: $25.000. Should this Agreement terminate or expire other than on a June 30, the Annual Fee for such portion of a year shall be determined by multiplying the amount set forth above for the given year by a fraction, the numerator of which shall be the number of days since the prior June 30 during which the Agreement is in effect and the denominator of which shall be three hundred and sixty-five.

5. Reports.

5.1 Within 30 days after the close of each Royalty Quarter during the term of this Agreement (including the close of any Royalty Quarter immediately following any termination of this Agreement), NEPHRION shall report to MICHIGAN all royalties accruing to MICHIGAN during such Royalty Quarter. Such quarterly reports shall indicate for each Royalty Quarter the gross sales and Net Sales of Products by NEPHRION and Sublicensee(s); and any other revenues with respect to which payments are due, and the amount of such payments, as well as the various calculations used to arrive at said amounts, including the quantity, description (nomenclature and type designation), country of manufacture and country of sale of Products. In case no payment is due for any such period, NEPHRION shall so report. NEPHRION will respond to reasonable requests for detailed progress reports from MICHIGAN.

5.2 NEPHRION covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for Products so that various types can be identified and segregated, where necessary; NEPHRION, Sublicensees shall consistently employ such system when rendering invoices thereon and henceforth agree to inform MICHIGAN, or its auditors, when requested as to the details concerning such nomenclature system as well as to all additions thereto and changes therein.

5.3 NEPHRION shall keep, and shall require its Sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments due and payable. Said right of inspection will exist for six years from the date of filing of the report for the Royalty Quarter to which such records and books of account relate in support thereof, and this requirement and right of inspection shall survive any termination of this Agreement. MICHIGAN shall be responsible for all expenses of such inspection, except that if such inspection reveals an underpayment of royalties to MICHIGAN in excess of ten percent, then said inspection shall be at NEPHRION’ expense and such underpayment shall become immediately due and payable to MICHIGAN.

5.4 The reports provided for hereunder shall be certified by an authorized representative of NEPHRION to be correct to the best of NEPHRION’ knowledge and information.

6. Times and Currencies of Payments.

6.1 Royalty payments shall be made to “The Regents of the University of Michigan” in United States dollars. Payments drawn directly on a U.S. bank may be made by either check to the address in Article 20 or by wire transfer. Any payment drawn on a foreign bank or foreign branch of a U.S. bank shall be made only by wire transfer. Wire transfers shall be made in accordance with the following or any other instructions as may be specified by MICHIGAN: ABA/Routing No. 072000805; Beneficiary Account No. 5401125777; Swift Code MICHUS33; Beneficiary Account: The Regents of the University of Michigan EFT Depository Account; LaSalle Bank, Troy, Michigan USA 48084.

6.2 On all amounts outstanding and payable to MICHIGAN, interest shall accrue on an annualized basis from the date such amounts are due and payable at two percentage points above the prime lending rate as established by the JP Morgan Chase Bank, N.A., in New York City, New York, or at such lower rate as may be required by law.

6.3 Where Net Sales are generated in foreign currency, such foreign currency shall be converted into its equivalent in United States dollars at the exchange rate of such currency as reported (or if erroneously reported, as subsequently corrected) in the Wall Street Journal on the last business day of the Royalty Quarter during which such payments are received by NEPHRION or Affiliates (or if not reported on that date, as quoted by the JP Morgan Chase Bank, N.A., in New York City, New York).

6.4 Except as provided in the definition of Net Sales, all royalty payments to MICHIGAN under this Agreement shall be without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and any and all such taxes or duties shall be assumed by and paid by NEPHRION.

7. Commercialization.

7.1 It is understood that NEPHRION has the responsibility to do all that is necessary for any governmental approvals to manufacture and/or sell Products, except as otherwise specifically provided herein with regard to Licensed Patents.

7.2 NEPHRION agrees to use reasonable efforts to develop Products, obtain any government approvals necessary, and manufacture and sell Products in an expeditious manner; and to effectively exploit, market and manufacture in sufficient quantities to meet anticipated customer demand and to make the benefits of the Products reasonably available to the public. NEPHRION affirms that it expects to dedicate its resources primarily to the development of the TECHNOLOGY.

7.3 NEPHRION agrees to substantially manufacture or have manufactured all Products in the United States.

7.4 Within 30 days after the First Commercial Sale, NEPHRION shall report by written letter to MICHIGAN the date and general terms of that sale.

8. Sublicensing.

8.1 NEPHRION shall have the exclusive right to grant sublicenses to its rights under Article 3 above to Sublicensees, to make, have made, use, market and sell, in the Territory, Products designed and marketed solely for use in the Field of Use.

8.2 NEPHRION shall notify MICHIGAN of every sublicense agreement and each amendment thereto, within 30 days after their execution, and indicate the name of the Sublicensee, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.

8.3 Any sublicense granted by NEPHRION under this Article 8 shall provide for its termination upon termination of this Agreement.

8.4 Any sublicenses shall be consistent with the terms and conditions of this Agreement, and shall contain acknowledgements by the Sublicensee of MICHIGAN’s rights in the TECHNOLOGY and Licensed Patents, and the disclaimer of warranty and limitation on MICHIGAN’S liability, as provided by Article 12 below. All sublicenses shall also contain provisions under which the Sublicensee accepts duties to keep records; to avoid improper representations or responsibilities; to defend, hold harmless, and indemnify MICHIGAN; to control export; to restrict the use of MICHIGAN’S name; and to properly mark Products with patent notices; which duties shall be at least equivalent to those accepted by NEPHRION in Paragraphs 5.3, 12.4 and 13.1, and Articles 17, 19 and 20, respectively, herein.

8.5 All sublicenses shall provide for each Sublicensee to pay taxes due, if any, in the same manner as set out in Paragraph 6.4 above, or shall provide that the Sublicensee will be responsible for such taxes should such sublicense be assigned to MICHIGAN.

8.6 All sublicenses shall provide the right for NEPHRION to assign its rights under the sublicense to MICHIGAN.

9. Ownership of Intellectual Property.

9.1 NEPHRION acknowledges MICHIGAN’s ownership interest in all Licensed Patents as defined in Paragraph 2.4 above.

9.2 MICHIGAN employees might be engaged as employees or consultants to NEPHRION during the time of their employment with MICHIGAN. Where any material invention (whether or not patentable), discovery or computer software is conceived, reduced to practice or developed by developers/inventors acting as employees of or consultants to NEPHRION, and persons concurrently employed by MICHIGAN constitute part or all of that group of developers/inventors, then NEPHRION shall disclose to MICHIGAN full details of the nature of the invention, discovery or computer software, the circumstances of its conception, reduction to practice and/or development, and the persons constituting the group of developers/inventors.

9.3 NEPHRION acknowledges that MICHIGAN employees have certain obligations to MICHIGAN with respect to any invention, discovery or computer software which is conceived, reduced to practice or developed in whole or in part with the use of MICHIGAN funds, facilities or equipment, as part of research sponsored at MICHIGAN, or in the course of the performance of duties for MICHIGAN. These obligations include duties to disclose and assign such inventions, discoveries and computer software to MICHIGAN. Such obligations of MICHIGAN employees are not superseded by this Agreement.

10. Patent Applications and Maintenance.

10.1 MICHIGAN shall control all aspects of filing, prosecuting, and maintaining Licensed Patents, including foreign filings and Patent Cooperation Treaty filings, except that MICHIGAN and _NEPHRION shall jointly agree upon patent counsel to be retained for the prosecution of Licensed Patents. NEPHRION shall, at its own expense, perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution, or maintenance.

10.2 MICHIGAN shall notify NEPHRION of all information received by MICHIGAN relating to the filing, prosecution and maintenance of Licensed Patents, including any lapse, revocation, surrender, invalidation or abandonment of any of the Licensed Patents, in sufficient time to allow, where possible, NEPHRION to review and comment upon such information.

10.3 MICHIGAN may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents, including any foreign filing or any Patent Cooperation Treaty filing. In the event that MICHIGAN makes such decision, MICHIGAN shall notify NEPHRION promptly and in sufficient time to permit NEPHRION at its sole discretion to continue such prosecution or maintenance at NEPHRION’ expense. If NEPHRION elects to continue such prosecution or maintenance, MICHIGAN shall execute such documents and perform such acts at NEPHRION’ expense as may be reasonably necessary for NEPHRION to so continue such prosecution or maintenance.

10.4 NEPHRION shall reimburse patent expenses paid by MICHIGAN as follows: MICHIGAN shall provide notice to NEPHRION of all reasonable and necessary expenses paid by MICHIGAN in monitoring, drafting, filing, prosecuting and maintaining the Licensed Patents, and in maintaining or asserting its inventorship or ownership interest in Licensed Patent(s), including without limitation fees paid to outside counsel or consultants; patent office fees for filing, prosecution, reissue, reexamination and issue; maintenance fees; fees for foreign filings and Patent Cooperation Treaty filings; and reasonable travel expenses incurred by MICHIGAN employees for the purpose of monitoring, prosecuting and maintaining the Licensed Patents, but not including any part of any MICHIGAN employee’s salary. No reimbursement shall be required under this Paragraph for expenses incurred prior to August 22, 2007 to the extent not previously paid by NEPHRION’s predecessor-in-interest hereunder. For all notices of expenses, reimbursement shall be made within 30 days of the receipt of such notice.

NEPHRION shall reimburse MICHIGAN in full for all outstanding reasonable and necessary expenses, except that NEPHRION shall not be required to reimburse expenses incurred through foreign filings or Patent Cooperation Treaty filings, unless such filings have been requested or approved by NEPHRION; however, in any case where NEPHRION fails to promptly reimburse MICHIGAN for any above-described expenses (whether or not related to filings requested by NEPHRION), any patent applications or resulting patents to which such unreimbursed expenses relate shall not be included in the definitions of “TECHNOLOGY” and “Licensed Patents” herein.

11. Infringement.

11.1 During the term of this Agreement, NEPHRION shall have the first option to police the Licensed Patents and Products against infringement within the Field of Use by other parties. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that any such settlement shall only be made with the advice and consent of MICHIGAN. MICHIGAN shall provide reasonable assistance to NEPHRION with respect to such actions, provided NEPHRION shall reimburse MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance rendered at NEPHRION’ request or reasonably required by MICHIGAN. In the event NEPHRION elects to institute any such action or suit, MICHIGAN agrees to be named as a nominal party therein. MICHIGAN retains the right to participate, with counsel of its own choosing, and at its own expense (including attorneys fees), in any action under this Paragraph 11.1.

11.2 In the event that NEPHRION shall institute an action for infringement of a Licensed Patent or defend a declaratory judgment or other action with respect to a Licensed Patent, any portion of any resulting settlement payments or damages awarded which is received by NEPHRION, less NEPHRION’ actual outside attorney fees and other direct, out-of-pocket litigation expenses, including expenses due MICHIGAN for its participation in said litigation provided under Paragraph 11.1 (not to include any compensation paid to employees of NEPHRION) paid and unrecovered by NEPHRION, shall be paid 80% to NEPHRION and 20% to MICHIGAN.

If NEPHRION has paid or pays an annual fee to MICHIGAN under Paragraph 4.1 in the year in which a payment or award as set out above is received, then that annual fee may be credited by NEPHRION against the share of the payment or award otherwise due to MICHIGAN, exactly as if that share represented additional royalties due from NEPHRION.

11.3 In the event that NEPHRION fails to take action to abate any alleged infringement of a Licensed Patent within 60 days of a request by MICHIGAN to do so (or within such shorter period which might be required to preserve the legal rights of MICHIGAN under the laws of any relevant government or political subdivision thereof), then MICHIGAN shall have the right to take such action (including prosecution of a suit) at its expense and NEPHRION shall use reasonable efforts to cooperate in such action, at NEPHRION’ expense. In the event MICHIGAN elects to institute any such action or suit, NEPHRION agrees to be named as a nominal party therein. MICHIGAN shall have full authority to settle on such terms as MICHIGAN shall determine, except that MICHIGAN shall not reach any settlement whereby it licenses a third party under any Licensed Patent in the Field of Use without the consent of NEPHRION, which consent can be withheld for any reason. Any portion of any resulting settlement payments or damages awarded which is received by MICHIGAN, less MICHIGAN’s actual outside attorney fees and other direct out-of-pocket expenses, shall, after payment to NEPHRION (such payment not to exceed the recovery or settlement amounts actually received by MICHIGAN) of any unrecovered expenses paid by NEPHRION at MICHIGAN’s request to third parties in furtherance of such action, be paid 80% to MICHIGAN and 20% to NEPHRION.

11.4 NEPHRION shall promptly notify MICHIGAN in writing in detail of the discovery of any allegation by a third party of infringement resulting from the practice of Licensed Patents, and of the initiation of any legal action by NEPHRION or by any third party with regard to any alleged infringement or noninfringement. NEPHRION shall in a timely manner keep MICHIGAN informed and provide copies to MICHIGAN of all documents regarding all such proceedings or actions instituted by NEPHRION.

12. No Warranties; Limitation on MICHIGAN’s Liability.

12.1 MICHIGAN, including its fellows, officers, employees and agents, makes no representations or warranties that any Licensed Patent is or will be held valid, or that the manufacture, use, sale or other distribution of any Products wilt not infringe upon any patent or other rights not vested in MICHIGAN.

12.2 MICHIGAN, INCLUDING ITS FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY NEPHRION AND SUBLICENSEES OF PRODUCTS.

12.3 THE ENTIRE RISK AS TO PERFORMANCE OF PRODUCTS IS ASSUMED BY NEPHRION AND SUBLICENSEES. In no event shall MICHIGAN, including its fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental. or consequential damages, or lost profits other economic loss or damage, to NEPHRION, Sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though MICHIGAN, its fellows, officers employees or agents may have been advised of the possibility of such damage.

12.4 NEPHRION shall not, and shall require that its Sublicensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Article 12.

13. Indemnity; Insurance.

13.1 NEPHRION shall defend, indemnify and hold harmless and shall require its Sublicensees to defend, indemnify and hold harmless MICHIGAN, its fellows, officers, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(1) Any manufacture, use, sale or other disposition by NEPHRION, Sublicensees or transferees of Products;

(2) The direct or indirect use by any person of Products made, used, sold or otherwise distributes by NEPHRION or Sublicensees;

(3) The use by NEPHRION, or Sublicensees of any invention or computer software related to the TECHNOLOGY or the Licensed Patents.

13.2 MICHIGAN shall be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 13.1 above.

13.3 Prior to any distribution of any Product by NEPHRION, NEPHRION shall purchase and maintain in effect a policy of product liability insurance. Prior to any distribution of any Product by a Sublicensee, NEPHRION shall require that the Sublicensee purchase and maintain in effect a policy of product liability insurance. Each such insurance policy shall provide reasonable coverage for all claims with respect to any Products manufactured, sold, licensed or otherwise distributed by NEPHRION, or any Sublicensee(s), and shall specify MICHIGAN, including its fellows, officers and employees, as an additional insured. NEPHRION shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

In the event that a policy of product liability insurance required under this Paragraph is unavailable to NEPHRION or is available only under conditions that are inconsistent with reasonable business practice, MICHIGAN and NEPHRION agree to enter into good faith discussions to attempt to achieve a modification of this Paragraph which is acceptable to both parties.

14. Term and Termination.

14.1 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

(1) Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

(2) MICHIGAN’s rights to inspect books and records as described in Article 5, and NEPHRION’ obligations to keep such records for the required time;

(3) Obligations to hold harmless, defend and indemnify MICHIGAN under Article 13;

(4) Any cause of action or claim of NEPHRION or MICHIGAN accrued or to accrue because of any breach or default by the other Party hereunder;

(5) The general rights, obligations, and understandings of Articles 2, 12, 17, 19, 20, 28, 29 and the Confidentiality obligations of Article 29; and

(6) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

14.2 This Agreement will become effective on its Effective Date and, unless terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the latter of (i) the last to expire of Licensed Patents, (ii) the tenth anniversary date of the Effective Date or (iii) the seventh anniversary date of the date of the First Commercial Sale.

14.3 If NEPHRION shall at any time default in the payment of any royalty or the making of any report hereunder, or shall make any false report, or if either Party shall commit any material breach of any covenant or promise herein contained, and shall fail to make immediate efforts to cure, and to remedy any such default, breach or report within 90 days after written notice thereof by the other Party specifying such default, then that other Party may, at its option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination shall be without prejudice to either Party’s other legal rights for breach of this Agreement.

14.4 NEPHRION may terminate this Agreement by giving MICHIGAN a notice of termination, which shall include a statement of the reasons, whatever they may be, for such termination and the termination date established by NEPHRION, which date shall not be sooner than 90 days after the date of the notice. Such notice shall be deemed by the Parties to be final and, immediately upon receipt of such notice of termination, MICHIGAN shall have the right to enter into agreements with others for the manufacture, sale, and/or use of Products.

15. Assignment.

Due to the unique relationship between the Parties, this Agreement shall not be assignable by either Party without the prior written consent of the other Party. Any attempt to assign this Agreement without such consent shall be void from the beginning. MICHIGAN shall not unreasonably withhold consent for NEPHRION to assign this Agreement, to a purchaser of all or substantially all of NEPHRION’ business. No assignment shall be effective unless and until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement.

16. Registration and Recordation.

16.1 If the terms of this Agreement, or any assignment or license under, this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which NEPHRION or Sublicensees would do business, NEPHRION will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by NEPHRION to MICHIGAN.

16.2 Any formal recordation of this Agreement or any license herein granted which is required by the law of any country, as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, shall also be carried out by NEPHRION at its expense, and appropriately verified proof of recordation shall be promptly furnished to MICHIGAN.

17. Laws and Regulations of The United States; Export.

17.1 This Agreement shall be subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement.

17.2 NEPHRION shall comply, and shall require its Sublicensees to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, transportation, export, packing, labeling, sale or use of Products, or otherwise applicable to NEPHRION’ or Sublicensees’ activities hereunder. NEPHRION shall obtain, and shall require its Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Products made by use of technical data) as may be required by the Office of Export Administration Regulations, and NEPHRION hereby gives such written assurances as may be required under those Regulations to MICHIGAN.

18. Use of Michigan’s Name.

NEPHRION agrees to refrain from using and to require Sublicensees to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not considered publicity.

19. Product Marking.

NEPHRION agrees to mark, and to require Sublicensees to mark, Products with the appropriate patent notice as approved by MICHIGAN (when appropriate), such approval not to be unreasonably withheld.

20. Notices.

Any notice, request, report or payment required or permitted to be given or made under this Agreement by either Party shall be given by sending such notice by certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party shall have specified by written notice given in conformity herewith. Any notice not so given shall not be valid unless and until actually received, and any notice given in accordance with the provisions of this Paragraph shall be effective when mailed.

To MICHIGAN:	Attn:	The University of Michigan Office of Technology Transfer 3003 S. State Street, Room 2071 Ann Arbor, Michigan 48109-1280 File No. 469/671/1621/1936/2175/2305

To NEPHRION:		Nephrion, Inc. 401 West Morgan Road Ann. Arbor, Michigan 48108 Attn: Clint G. Dederick, Jr., Chairman President, and Chief Executive Officer

21. Invalidity.

In the event that any term, provision, or covenant of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions and covenants shall not in any way be affected or impaired thereby.

22. Entire Agreement And Amendments.

This Agreement contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties hereto.

23. Waiver.

No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege.

24. Article Headings.

The Article headings herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this Agreement.

25. No Agency Relationship.

The relationship between the Parties is that of independent contractor and contractee. Neither Party shall be deemed to be an agent of the other in connection with the exercise of any rights hereunder, and neither shall have any right or authority to assume of create any obligation or responsibility on behalf of the other.

26. Force Majeure.

Neither Party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeure” events.

27. Governing Law.

This Agreement and the relationships between the Parties shall be governed in all respects by the law of the State of Michigan (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary), except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent has been granted.

28. Jurisdiction and Forum.

The Parties hereby consent to the jurisdiction of the courts of the State of Michigan over any dispute concerning this Agreement or the relationship between the Parties. Should NEPHRION bring any claim, demand or other action against MICHIGAN, its fellows, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, NEPHRION agrees to bring said action only in the Michigan Court of Claims.

29. Disclosure of Technology.

MICHIGAN shall disclose to NEPHRION all elements of the TECHNOLOGY in the possession of MICHIGAN’s Office of Technology Transfer. If necessary in order to promote NEPHRION’ s full understanding of the TECHNOLOGY, MICHIGAN’S Office of Technology Transfer shall in good faith attempt to arrange such communications between NEPHRION representatives and MICHIGAN employees who are developers of the TECHNOLOGY, as are deemed reasonable and appropriate by those MICHIGAN employees (and not in conflict with their employment duties).

All information disclosed by MICHIGAN to NEPHRION and all information disclosed to MICHIGAN by NEPHRION pursuant to this Agreement shall be used by NEPHRION and MICHIGAN respectively solely in exercise of their rights under this Agreement, and shall be held in confidence by NEPHRION and MICHIGAN in the same manner as the parties hold their own confidential information. Information disclosed by the parties should he disclosed in writing and marked confidential. These obligations of confidentiality shall not apply to any information that (1) is or becomes patented, published or otherwise a part of the public domain other than by acts of the parties obligated to keep such information confidential; or (ii) is disclosed to the receiving party by a third party, provided such information was not obtained by such third party directly or indirectly by the other party under this Agreement; or (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party, provided such information was not obtained, directly or indirectly, from the other party under this Agreement; or (iv) demonstrably results from research and development by the receiving party independent of disclosures from the other party under this Agreement; or (v) is required by law or court order to be disclosed, including the Michigan Freedom of Information Act requirements; or (vi) is owned by the receiving party.

30. Option Agreement Between the Parties.

MICHIGAN and a predecessor of RenaMed Biologics, Inc. (which assigned its rights in this Agreement to NEPHRION) entered into an Option Agreement effective as of October 28, 1994, entitled “OPTION AGREEMENT/MICHIGAN FILE 671/671c1/976/977/978 TECHNOLOGY” (the “Option Agreement”). MICHIGAN and NEPHRION acknowledge and agree that the Option Agreement was terminated prior to the assignment of rights in this Agreement to NEPHRION and is of no force or effect whatsoever.

IN WITNESS WHEREOF, the Parties hereto, on the next page following, have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR NEPHRION, INC.		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By:	/s/ Clint G. Dedereick, Jr. Chairman	By:	/s/ Kenneth J. Nisbet
	Clint G. Dederick, Jr., Chairman		(authorized representative)
	President and Chief Executive Officer	Typed Name: Kenneth J. Nisbet
		Title:	Executive Director, UM Technology Transfer

Date: October 17, 2007		Date: October 16, 2007

APPENDIX A: MICHIGAN FILES 469, 671, 1621, 1936, 2175, 2305

PATENT APPLICATIONS, ISSUED PATENTS AND MICHIGAN FILES

File Number	Status	Filing Date	Serial Num	Issue Date	Patent Num
0469c2	Issued	8/23/93	08/110,768	11/1/94	5,360,790
671	Issued	3/2/92	07/844,758	7/4/95	5,429,938
0671p1	Issued	10/8/93	08/133,436	8/27/96	5,549,674
0671p2	Issued	8/2/99	08/449,912	5/9/00	6,060,270
0671p2C1	Issued	1/31/00	09/494,044	6/25/02	6,410,320
0671p4c3	Issued	12/11/02	10/316,000	9/13/05	6,942,879
0671p4c4	Utility	6/10/05	11/149,266
0671p3	Issued	6/7/95	08/487,327	11/11/97	5,686,289
0671p4	Issued	9/30/97	08/941,228	11/21/00	6,150.164
1621	Issued	4/23/99	09/553,772	5/13/03	6,561,997
1621c1	Issued	3/28/03	10/402,912	7/05/05	6,913,588
1936	Utility/allowed	9/11/01	09/949,575	00/00/00
2175	Issued	8/30/01	09/941,987	11/25/03	6,653,131
2305	Utility	2/25/03	10/372,303	00/00/00